Exhibit 99.1

Contacts:

Gilead Sciences	Emory University	Royalty Pharma
Susan Hubbard, Investors	James Wagner, President	Pablo Legorreta, Chief Executive Officer
(650) 522-5715	Michael Mandl, Executive	Alexander Kwit, General Counsel
Amy Flood, Media	Vice President	(212) 883-0200
(650) 522-5643	(404) 727-4347

FOR IMMEDIATE RELEASE

GILEAD SCIENCES AND ROYALTY PHARMA ANNOUNCE $525 MILLION

AGREEMENT WITH EMORY UNIVERSITY TO PURCHASE ROYALTY INTEREST

FOR EMTRICITABINE

Foster City, CA, New York, NY and Atlanta, GA, July 18, 2005 — Gilead Sciences, Inc. (Nasdaq: GILD) and Royalty Pharma today announced that the companies have entered into an agreement with Emory University providing for the purchase of the royalty interest owed to Emory for emtricitabine, also known as Emtriva®. Under the terms of the agreement, Gilead and Royalty Pharma will make a one-time cash payment of $525 million to Emory in exchange for elimination of the emtricitabine royalties due to Emory on worldwide net sales of the product. The transaction, which is subject to customary closing conditions, is expected to close on or before July 29, 2005.

Gilead and Royalty Pharma will pay 65 and 35 percent, respectively, of the $525 million cash payment to Emory. Following this transaction, Gilead will be obligated to pay to Royalty Pharma royalty revenue based on all future emtricitabine net sales relative to Royalty Pharma’s contribution to the Emory royalty buyout. Gilead will continue to have obligations to pay certain royalties to GlaxoSmithKline, fulfilling Emory’s obligations under a previous agreement. Within 30 days of closing, Emory and certain inventors of emtricitabine may acquire interests in Royalty Pharma approximating up to 25 percent of the proceeds payable by Royalty Pharma in the transaction.

Lazard is acting as financial advisor to Gilead and Citigroup is acting as financial advisor to Emory and the inventors.

The University’s share of the transaction will be reinvested in Emory’s research mission following the terms of the Bayh-Dole Act passed by Congress in 1980 to encourage commercialization of research by universities.

“We feel privileged and humbled to receive such extraordinary recognition for the value of our intellectual property,” said Emory University President Dr. James Wagner. “These dividends will be plowed back into our mission of research and discovery for the benefit of our state, our nation and the world, in accordance with the priorities we have identified in our University-wide strategic plan.”

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

July 18, 2005	Page 2

Emtricitabine was discovered by Emory researchers Dr. Dennis C. Liotta, Dr. Raymond F. Schinazi and Dr. Woo-Baeg Choi and licensed to Triangle Pharmaceuticals by Emory University in 1996. Triangle was acquired by Gilead in 2003. Emtricitabine, marketed by Gilead as Emtriva, was first approved by the U.S. Food and Drug Administration in July 2003 for the treatment of HIV infection in combination with other antiretroviral agents. Emtricitabine is a component of Truvada® (emtricitabine and tenofovir disoproxil fumarate), approved by the U.S. Food and Drug Administration in August 2004 for the treatment of HIV infection in combination with other antiretroviral agents. Emtricitabine is also a component of the triple fixed-dose combination product under development by the Bristol-Myers Squibb and Gilead Sciences joint venture. In connection with amending and restating the license agreement, Gilead will make a one-time payment of $15 million to Emory on closing of the transaction.

Under the terms of Emory University’s intellectual property policy in effect at the time of the discovery, the majority share of the proceeds will go to the University, including various proportions to the central administration and schools, academic departments, and laboratories of the faculty inventors, who were based in the School of Medicine’s Department of Pediatrics and in Emory College’s Department of Chemistry. A minority share of the proceeds will go to Dr. Liotta, Samuel Candler Dobbs Professor of Chemistry; Dr. Schinazi, professor of pediatrics and senior research career scientist at the Atlanta Veterans Affairs Medical Center; and Dr. Choi, a former Emory researcher who is now CEO of FOB Synthesis, Inc., a new drug development company in Atlanta. They have developed a number of other significant anti-HIV and anti-hepatitis B compounds.

Drs. Liotta and Schinazi were recognized in 2003 with the top honor from the Georgia Biomedical Partnership, the Biomedical Industry Growth Award, for making a series of significant contributions to research that resulted in successful drug development. Their work in AIDS began in the mid-1980s when they established the first HIV laboratory at Emory.

Tenofovir, the active agent in Viread® (tenofovir disoproxil fumarate) and second component in Truvada, was discovered through a collaborative research effort between Dr. Antonin Holy, Institute for Organic Chemistry and Biochemistry, Academy of Sciences of the Czech Republic (IOCB) in Prague and Dr. Erik DeClercq, Rega Institute for Medical Research, Katholic University in Leuven, Belgium. Emory University and the inventors of both Viread and Emtriva have agreed to waive their right to a royalty on sales of Truvada in the Gilead Access Program countries to ensure the product can be offered at a no-profit price in parts of the world where the epidemic has hit the hardest.

About Truvada

Truvada combines Emtriva and Viread in one tablet taken once a day in combination with other antiretroviral agents. In the United States, Truvada is indicated in combination with other antiretroviral agents (such as non-nucleoside reverse transcriptase inhibitors or protease inhibitors) for the treatment of HIV-1 infection in adults. Safety and efficacy studies using Truvada tablets or using Emtriva and Viread in combination are ongoing.

Emtriva and Viread have each been studied as part of multi-drug regimens and have been found to be safe and effective. In clinical study 303 Emtriva and lamivudine (3TC) demonstrated comparable efficacy, safety and resistance patterns as part of multidrug regimens. These data, and those from study 903, in which lamivudine and tenofovir were used in combination, support the use of Truvada for the treatment of HIV-1 infection in treatment-naïve adults. In treatment-experienced patients, the use of Truvada should be guided by laboratory testing and treatment history.

There are no study results demonstrating the effect of Truvada on clinical progression of HIV-1, and it is not recommended that Truvada be used as a component of a triple nucleoside regimen.

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July 18, 2005	Page 3

Truvada should not be used with Emtriva or Viread, or other drugs containing lamivudine, including Combivir®, Epivir®, Epivir-HBV®, Epzicom™ or Trizivir®. Two-hundred eighty-three patients have received combination therapy with Emtriva and Viread with either a non-nucleoside reverse transcriptase inhibitor or protease inhibitor for 24 to 48 weeks in ongoing clinical studies. Based on these limited data, no new patterns of adverse events were identified and there was no increased frequency of established toxicities. For additional safety information about Emtriva or Viread in combination with other antiretroviral agents, please see “About Emtriva” and “About Viread,” below.

Lactic acidosis and severe hepatomegaly with steatosis, including fatal cases, have been reported with the use of nucleoside analogues alone or in combination with other antiretrovirals. Viread, Emtriva and Truvada are not indicated for the treatment of chronic hepatitis B virus (HBV) infection and the safety and efficacy of these drugs has not been established in patients co-infected with HBV and HIV. Severe acute exacerbations of hepatitis B have been reported in patients who have discontinued Viread or Emtriva. Hepatic function should be monitored closely with both clinical and laboratory follow-up for at least several months in patients who discontinue Viread, Emtriva or Truvada and are co-infected with HIV and HBV. If appropriate, initiation of anti-hepatitis B therapy may be warranted.

Immune reconstitution syndrome has been reported in patients treated with combination antiretroviral therapy, including Viread. Changes in body fat have been observed in patients taking Viread, Emtriva, Truvada and other anti-HIV medicines. The cause and long term health effect of these conditions are unknown.

About Emtriva

In the United States, Emtriva is indicated, in combination with other antiretroviral agents, for the treatment of HIV-1 infection in adults. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts from controlled studies of 48 weeks duration in antiretroviral-naïve patients and antiretroviral-treatment-experienced patients who were virologically suppressed on an HIV treatment regimen. In antiretroviral-treatment-experienced patients, the use of Emtriva may be considered for adults with HIV strains that are expected to be susceptible to Emtriva as assessed by genotypic or phenotypic testing.

Adverse events that occurred in more than five percent of patients receiving Emtriva with other antiretroviral agents in clinical trials include abdominal pain, asthenia (weakness), headache, diarrhea, nausea, vomiting, dizziness and rash (rash, pruritis, maculopapular rash, urticaria, vesiculobullous rash, pustular rash and allergic reaction). Approximately one percent of patients discontinued participation because of these events. All adverse events were reported with similar frequency in Emtriva and control treatment groups with the exception of skin discoloration which was reported with higher frequency in the Emtriva treated group. Skin discoloration, manifested by hyperpigmentation on the palms and/or soles, was generally mild and asymptomatic. The mechanism and clinical significance are unknown.

About Viread

In the United States, Viread is indicated in combination with other antiretroviral agents for the treatment of HIV-1 infection. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of Viread in treatment-naïve adults and in treatment-experienced adults. There are no study results demonstrating the effect of Viread on clinical progression of HIV-1. The use of Viread should be considered for treating adult patients with HIV-1 strains that are expected to be susceptible to tenofovir as assessed by laboratory testing or treatment history.

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July 18, 2005	Page 4

Drug interactions have been observed when didanosine, atazanavir or lopinavir/ritonavir is co-administered with Viread and dose adjustments may be necessary. Data are not available to recommend a dose adjustment of didanosine for patients weighing less than 60 kg. Patients on atazanavir or lopinavir/ritonavir plus Viread should be monitored for Viread-associated adverse events which may require discontinuation. When co-administered with Viread, it is recommended that atazanavir 300 mg be given with ritonavir 100 mg. Atazanavir without ritonavir should not be co-administered with Viread.

Renal impairment, including serious cases, has been reported. Renal impairment occurred most often in patients with underlying systemic or renal disease or in patients taking concomitant nephrotoxic agents, though some cases have appeared in patients without identified risk factors. Decreases in bone mineral density (BMD) at the lumbar spine and hip and increases in biochemical markers of bone metabolism have been seen with the use of Viread. The clinical significance of changes in BMD and biochemical markers is unknown and follow-up is continuing to assess long-term impact. The most common adverse events and those occurring in more than five percent of patients receiving Viread with other antiretroviral agents in clinical trials include asthenia, pain, abdominal pain, headache, nausea, diarrhea, vomiting, rash (rash, pruritis, maculopapular rash, urticaria, vesiculobullous rash and pustular rash), flatulence, dizziness and depression. Less than one percent of patients discontinued participation because of gastrointestinal events.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

About Royalty Pharma

Royalty Pharma invests in pharmaceutical and biotechnology product royalties and other revenue-producing intellectual property. Royalty Pharma has been providing capital to research institutions, inventors and life science companies in exchange for royalty interests since 1996. In addition to the royalty interests in Emtriva® and Truvada® to be acquired in this transaction, the company owns royalty interests in eleven other leading marketed biopharmaceuticals, including, among others, Amgen’s Neupogen® and Neulasta®, Genentech’s and Biogen Idec’s Rituxan®, Celgene’s Thalomid®, Eli Lilly’s and J&J/Centocor’s ReoPro®, Protein Design Labs’ Retavase® and Chiron’s TOBI®. Royalty Pharma also owns royalty interests in four product candidates: GlaxoSmithKline’s and Adolor’s Entereg®, Pfizer’s lasofoxifene and Wyeth’s bazedoxifene and bazedoxifene/CE, and will acquire in this transaction a royalty interest in Gilead’s and Bristol-Myers Squibbs’ triple-fixed dose combination product containing emtricitabine, which is currently in development. More information on Royalty Pharma is available at www.royaltypharma.com.

About Emory University

Emory University is recognized internationally as a leader in AIDS research, with a National Institutes of Health-funded Center for AIDS Research that includes more than 120 faculty members within Emory’s School of Medicine, Rollins School of Public Health, Nell Hodgson Woodruff School of Nursing, the Yerkes National Primate Research Center, Emory College and the Graduate School of Arts and Sciences.

Known for its demanding academics, outstanding undergraduate college of arts and sciences, highly ranked professional schools and state-of-the-art research facilities, Emory is consistently ranked among the country’s top 20 national universities by U.S. News & World Report. In addition to its nine schools, the university has a partnership with The Carter Center and also encompasses Emory Healthcare, Georgia’s largest and most comprehensive health care system.

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July 18, 2005	Page 5

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including the risk that the closing conditions will not be satisfied and the transaction will not be completed. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. These and other risks are described in detail in the Gilead Annual Report on Form 10-K for the year ended December 31, 2004 and in the company’s Quarterly Reports on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

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For more information on Gilead Sciences, please visit the company’s web site at www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 or 1-650-574-3000.

For more information on Royalty Pharma, please visit the company’s web site at

www.royaltypharma.com or call the company at 212-883-0200.

For more information about Emory University, please visit the University’s web site at

www.emory.edu or call Emory University Communications at 404-727-6216.